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                                                                    Exhibit 10.1



May 16, 2001


Andre Dahan
201 East 80th Street, Apt. 3I
New York, NY

Dear Andre:

         It gives me great pleasure to offer you a Senior Management position within AT&T Wireless Group (the Company). As you know, the Company has been a subsidiary of AT&T and is presently in the process of being split off as an independent entity. In addition to confirming my offer, this letter will detail the terms and conditions of your employment and outline the current major features of the Company's compensation and benefit plans and practices.

         ASSUMPTION OF DUTIES: Effective July 1, 2001 ("the Effective Date"), you will assume the position of President, Mobile Multimedia Services for the AT&T Wireless Group that is presently being formed. You will report to the CEO - AT&T Wireless Group (John Zeglis). Your principal office location will be in Redmond, Washington.

         BASE SALARY: Your initial base salary will be $600,000 per year. It is anticipated that this rate will be reviewed annually for increase to reflect individual performance and base salary structure changes applicable to comparable executives. The first time your base salary level will be subject to review is in March 2002; provided that, however, your base salary shall in no event be reduced at any time.

         ANNUAL BONUS: You will be eligible, based on Company performance against established objectives, for an annual bonus amount targeted (not actual) at 100% of your base salary, or $600,000 for 2001. Assuming your employment continues through the end of the year your 2001 bonus will be prorated from your date of hire and paid based on the Company's achievement of its objectives, for the first part of the year of which you are not an employee, you will be paid at target prorated for that portion of the year. After 2001, your bonus eligibility will be calculated on the same basis and criteria as for other bonus-eligible executives. No bonus will be paid if you are not actively employed at the Company at the end of a payout period.

         EMPLOYEE STOCK OPTIONS: It will be recommended to the Executive Compensation and Benefits Committee that you be awarded a nonqualified stock option grant for 500,000 AT&T Wireless Group common shares (AWE) during the next scheduled grant cycle, typically the last business day of the month of your date of hire, unless we are in a black-out period. This award will also be subject to approval by the Compensation and Employee Benefits Committee of the AT&T Board of Directors and will be issued pursuant to the terms and conditions of AT&T's 1997 Long Term Incentive Plan.
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         The exercise price of your stock option will be the fair market value of AWE determined on the date of the grant. The fair market value is based on the average of the high and low trading prices of AWE on the New York Stock Exchange. The stock option will have a ten-year term, subject to earlier termination in the event of termination of your employment at the Company prior to this time. Assuming continued employment at the Company, the stock option will vest over 3-1/2 years, with 25% vesting on the sixth month anniversary of the date of grant, and 6.25% vesting each quarter thereafter. Following Committee approval of your stock option grant, you will receive a stock option letter agreement or similar notice further describing the foregoing terms and other terms and conditions applicable to your stock option grant.

         Historically, stock option grants have been made annually to senior managers. Because of the terms of your initial grant, you would next be eligible for an award in 2003. However, as with the annual bonus, long-term incentives are closely linked with the Company's strategy to meet the challenges of an ever-changing marketplace. Accordingly, other than the initial grant described above, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants. This program is for selected employees of the Company and all details regarding your participation should be treated as confidential.

         HIRING INCENTIVES: In order to mitigate forfeitures associated with your departure from your prior employer, the Company will provide you with the following Hiring Incentives:

                  RESTRICTED STOCK UNIT AWARD: Effective on your date of hire the Company will grant you a Restricted Stock Unit award for 131,615 AT&T Wireless Services Tracking Stock. Such award is subject to the terms and conditions set forth in the Restricted Stock Unit agreement and, assuming continued Company employment, the restricted stock units vest as follows: one-third in 2002, one-third in 2003 and one-third in 2004.

                  ADDITIONAL RESTRICTED STOCK UNITS: Effective on your date of hire the Company will grant you an additional Restricted Stock Unit award for 26,104 AT&T Wireless Services Tracking Stock. Terms and conditions, and vesting is as stated above. These Restricted Stock Units are to offset the lost value of Performance Shares from your previous employer.

                  STOCK OPTIONS: You will be provided with an additional 300,000 stock options granted under the same terms and conditions stated as the stock options section above.

                  RESPONSIBILITY FOR TAXES: It is understood and agreed that you bear the responsibility and liability upon vesting for the tax consequences of the hiring incentives to be provided to you as described above.


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         RETIREMENT PROVISION: Upon reaching age 55, you will be granted a payment of $125,000 on an annual basis in recognition of the lost value of the retirement program from your previous employer.

         NOTE:  HB will work out design for delivery of that payment.

         CHANGE IN CONTROL PROVISIONS: The Company anticipates that, after the spinoff from AT&T, the Company will have a Change of Control provision that will be applicable to you and other similarly situated employees of the Company. Until then, if your employment is terminated following a Change in Control (as defined in Attachment A), you will receive compensation and benefits based on criteria comparable to those that apply to similarly situated executives of the Company; provided that, at a minimum, you will receive two years' salary, bonus and benefits (or the equivalent) and an acceleration of the vesting of your stock options.

         SEVERANCE BENEFIT: In the event of any Company initiated termination, other than for "Cause" (as defined below), you will receive two years' salary, bonus and benefits (or the equivalent) and an acceleration of the vesting of your stock options.

         "Cause" shall be defined as follows:

          (1) Your conviction (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on your vicarious liability. Vicarious liability means, and only means, any liability which is based on acts of the Company for which you are charged solely as a result of your offices with the Company and in which you, either (i) were not directly involved or did not have prior knowledge of such actions or inactions, or (ii) counsel had advised that the action or inaction was permissible.

          (2) You engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties under this Agreement, resulting, in either case, in material economic harm to the Company and its subsidiaries and divisions.

         BENEFITS: You will, of course, be eligible for the benefit programs currently available to all Company executives at your level, and you will be eligible for future compensation and benefit plans established for executives at your level based on the then current eligibility requirements established for participation in such future benefits. In addition, you will be entitled to 4 weeks annual vacation. Materials describing the benefit programs will be sent to you under separate cover and will be reviewed during your orientation. These documents outline the benefits available to you under various Company employee benefit plans, programs and practices.

         RELOCATION: Your relocation from New York to Redmond, Washington or other west coast location will be handled pursuant to the details addressed in the enclosed AT&T Wireless Services Relocation Plan (Attachment B). If you leave your employment with the Company voluntarily within 18 months of your start date in this position, you agree to reimburse the Company for the prorated amount of the costs to relocate you for this position, calculated on a monthly basis. By signature below, you further consent to the Company's

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deducting the prorated balance of this payment from your final paycheck.
Relocation assistance will be authorized once the Company receives your signed Offer Letter. PLEASE CONTACT ALISON NAMBA AT (425) 580-5973 TO BEGIN THE RELOCATION PROCESS, OR FOR MORE SPECIFICS REGARDING YOUR MOVE. The AT&T Wireless Services Relocation Plan pays for real estate services only by real estate agents that have been certified by the Company to provide such services. It is recommended that you do not contact a real estate agent until after you have contacted Alison Namba to receive information on certified agents.

         Temporary housing will be provided in the Redmond, Washington area until a permanent West Coast location is determined

         CONFIDENTIALITY: It is agreed and understood that you will not disclose the specific terms of this employment offer letter or any fact concerning its negotiation or implementation, except in compliance with process, prior to the information being made public by the Company. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor, and disclose the forfeiture provisions with any potential future employer. The confidentiality provisions of the Company's standard Employment Agreement will also bind you.

         COMPETITION: As indicated in the attached AT&T Non-Competition Guideline (Attachment C), a number of AT&T incentive arrangements and/or non-qualified benefits may be subject to non-competition constraints that result in the forfeiture of future amounts, benefits or rights if the Guideline is violated. In no event will the Guideline or any incentive arrangements or non-qualified benefits as they apply to you (1) require you to agree to a prohibition on certain competitive activities as a condition of receiving benefits (as opposed to potential forfeiture if you violate the Guideline), (2) permit recapture of any amounts or benefits previously paid or provided to you, or (3) be broader than as currently set forth in the Guideline as modified herein. Furthermore, the potential forfeiture described in the Guideline shall in no event apply to the Hiring Incentives, nor shall it apply if the event resulting in your termination of employment is as described in (A)(II). This provision shall override any provision in any plan, program or grant. The current AT&T Non-Competition Guideline will govern until the Company adopts a new guideline following the spinoff. From that point, the Company's new Non-Competition Guideline will govern.

         The AT&T Guideline shall be modified as follows:

                  (1) Section 4 Subpart 2(c)(1) shall be deemed violated only if the violation is willful, with intent to damage, in a public forum (i.e. lectures, to the media, in published materials, to analysts or in comparable forums) and is of a material nature.

                  (2) Section 4 Subpart 2(c)(2) shall be deemed violated only if you, directly or indirectly, (i) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of AT&T or an affiliate of AT&T to terminate their employment with AT&T or any affiliate, to join an entity with which you are affiliated, or (ii) offer employment to any employee of AT&T, provided that the foregoing shall not be violated by the general advertising for employees or the hiring of employees by entities with which you are affiliated so long as you are not involved, either directly

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                      or indirectly, in recruiting, soliciting, inducing or
                      attempting to induce, or in encouraging others in the recruiting, soliciting or inducing of, any employee to leave AT&T and join any entity with which you are affiliated.

                  (3) Section 4 subpart 2(a) shall be modified by deleting "but shall not be limited to" and it shall not be violated by your owning less than three percent (3%) of the debt or equity of a publicly traded entity or you investing in private equity funds, investment pools or other similar vehicles so long as you own less than five percent (5%) of the equity in the vehicle.

                  (4) The Guideline shall not be violated by any activity or action more than two years after any termination of employment (one (1) year in the case of "establishing a relationship with" limitation) or by establishment of a relationship with an entity that becomes a "competitor of the Company" after you established the relationship unless you were hired to assist the entity in becoming a Competitor.

                  (5) Section 4 Subpart 2(b) shall be modified so that it only applies to significant and direct competitors (such as, currently, MCI Worldcom, Sprint and/or any of the regional Bell operating companies and major wireless companies such as, currently, Bell Atlantic, Sprint PCS, SBC, Nextel, and Vodafone Airtouch PLC).

                  (6) Notwithstanding anything in the Guidelines to the
                      contrary, no forfeiture or cancellation shall take place unless AT&T shall have first given you written notice of its intent to so forfeit, or cancel or pay out and you have not, within 30 calendar days of giving of such notice to you, ceased such unpermitted competitive activity, provided that the foregoing prior notice procedure shall not be required with respect to a competitive activity which you instituted after AT&T informed you in writing that it believed such activity violated the Guidelines.

         Andre, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to AT&T Wireless. We look forward to having you join us. If you have any questions, please don't hesitate to call me on (908) 221-6033.

         If you agree with the foregoing, and affirm that, to the best of your knowledge, there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, please sign this letter in the space provided below and return the original executed copy to me.

         As a condition of employment, you will be required to sign the AT&T Wireless standard employment agreement, a copy of which is enclosed (Attachment
D). Please note that employment at AT&T Wireless is terminable at-will. Either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause.



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         PLEASE REVIEW, SIGN AND RETURN IMMEDIATELY IN THE ENCLOSED ENVELOPE THE
FOLLOWING DOCUMENTS:

        1)  A COPY OF THIS OFFER LETTER,

        2)  THE ENCLOSED STANDARD EMPLOYMENT AGREEMENT,

        3)  THE ENCLOSED PERSONAL PROFILE FORM,

        4)  THE ENCLOSED EMPLOYEE'S WITHHOLDING ALLOWANCE CERTIFICATE (ATT-W4
            FORM),

        5) THE ENCLOSED ELECTRONIC FUNDS TRANSFER REQUEST FORM IF YOU WANT DIRECT DEPOSITS, AND

        6) THE ENCLOSED RECRUITING/STAFFING QUALITY SURVEY.

                                                     Sincerely,

                                                     Harold W. Burlingame



Reviewed and accepted:



---------------------------
Andre Dahan

Date:
      ---------------------

         Attachments



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         ATTACHMENT A

         Change in Control shall mean a change in control of AT&T Wireless
Group: Change in Control of AT&T Wireless Group shall mean the occurrence of any of the following events:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the exchange Act) of 20% or more of either
      (A) the then outstanding shares of stock of the Company (the "Outstanding Company Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, certain acquisitions by or from the Company or by Company employee benefit plans or certain shareholder approved mergers or sale transactions involving the Company,

(ii) A change in the composition of our board of directors such that the individuals who, as of the effective date of your hire, constitute our board of directors, cease for any reason to constitute at least a majority or our board of directors, unless such change is approved by certain members of the current board,

(iii) With certain exceptions, the approval by the shareholders of the Company of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of AT&T Wireless Group or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent, or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.




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                                  July 5, 2001



Mr. Andre Dahan
AT&T Wireless
150 Mt. Airy Road
Basking Ridge, NJ 07920

Dear Andre:

This amends your May 16, 2001 offer letter to better reflect the replacement value for equity forfeited with your former employer. In the Hiring Incentives Section of the offer, your Restricted Stock Unit Grant will be 204,000 shares of AWE stock with the same vesting provisions. The Stock Option Grant will be 358,000 Stock Options. These replace 131,615 Restricted Stock Units and 300,000 Stock Options that are reflected on page 2 of the Agreement.

                                                     Sincerely,



                                                     Harold W. Burlingame
                                                     Executive Vice President



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